Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fourth-Quarter and Full-Year Results
Strong cash flow from operations growth

Fourth-Quarter Highlights:

•	Solid year-over-year revenue growth of 6 percent driven by increases in Salt and Plant Nutrition North America sales

•	Operating income down 15 percent compared to fourth quarter 2017, driven primarily by foreign exchange translation and CEO transition costs

•	Net income totaled $51.0 million or $1.50 per diluted share

Full-Year Highlights:

•	Revenue growth achieved by all segments

•	Strong full-year, local currency results for Plant Nutrition South America with revenue and operating earnings growth of 22 percent compared to prior year

•	Cash flow from operations of approximately $191 million, up 30 percent from prior year

OVERLAND PARK, Kan. (Feb. 11, 2019) – Compass Minerals (NYSE: CMP) reported year-over-year revenue growth for both the fourth quarter and the full year of 2018 driven by strong underlying demand for its core, essential products. Fourth-quarter and full-year operating earnings declined 15 percent and 18 percent respectively from 2017 results. When excluding the negative impacts of foreign exchange translation, fourth-quarter and full-year operating earnings declined 10 percent and 12 percent, respectively, from prior-year results. Despite these challenges to earnings, the company generated significant year-over-year growth in cash flow from operations for the fourth quarter and the full year.

“Our fourth-quarter and full-year results demonstrate the strong, cash-generating capability of Compass Minerals, even when faced with headwinds,” said Dick Grant, Compass Minerals’ chairman of the Board and interim CEO. “Despite lower than expected production at the Goderich mine since the end of the strike in July, we have largely met our customers’ demand for highway

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

deicing salt, and we continue to drive solid results throughout our Plant Nutrition business. With the recent progress we have seen at Goderich mine and the strength in our plant nutrition markets, we expect to generate solid 2019 earnings growth.”

Fourth Quarter Overview
Fourth-quarter 2018 net earnings totaled $51.0 million, or $1.50 per diluted share, compared to a net loss of $4.4 million, or $0.13 per diluted share, in the 2017 period. Adjusting for special items in both periods, net income declined $8.2 million to $48.0 million, or $1.41 per diluted share, from $56.2 million, or $1.66 per diluted share, in the fourth quarter of 2017. The 2018 fourth quarter results include CEO transition costs, net of tax, of $3.8 million, as well as a net benefit from one-time tax items. Specific details regarding special items in both 2017 and 2018, along with reconciliations of any non-GAAP measures used in this press release, can be found in the tables at the end of this press release.

Total fourth-quarter 2018 revenue increased 6 percent from prior year results driven by a 24 percent increase in Plant Nutrition North America revenue and a 9 percent increase in Salt revenue, partially offset by foreign exchange translation impacts on Plant Nutrition South America segment results.

Consolidated operating earnings for the 2018 fourth quarter declined $12.1 million from prior-year results to $68.3 million. These results include CEO transition costs of $5.1 million and $4.0 million in negative foreign currency translation impacts.

Full-Year Overview
Full-year net earnings were $68.8 million, or $2.02 per diluted share, compared to $42.7 million, or $1.25 per diluted share, in 2017. Excluding special items for each year, 2018 full-year net earnings were $65.8 million, or $1.93 per diluted share, compared to $93.3 million, or $2.75 per diluted share, in 2017.

Full-year improvements in 2018 sales volumes across all businesses drove a 9 percent year-over-year increase in total revenue. Excluding the foreign currency impacts, full-year 2018 revenue increased 14 percent. Consolidated operating earnings for full-year 2018 declined 18 percent to $130.3 million

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

from 2017 results of $159.2 million, primarily due to weaker Salt segment results, negative foreign currency impacts and CEO transition costs.

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$486.5	$457.9	$1,493.6	$1,364.4
Operating earnings	$68.3	$80.4	$130.3	$159.2
Operating margin	14.0%	17.6%	8.7%	11.7%
Adjusted operating earnings(1)	$73.4	$80.4	$135.4	$163.5
Adjusted operating margin(1)	15.1%	17.6%	9.1%	12.0%
Net earnings (loss)	$51.0	$(4.4)	$68.8	$42.7
Net earnings, excluding special items(1)	$48.0	$56.2	$65.8	$93.3
Diluted earnings (loss) per share	$1.50	$(0.13)	$2.02	$1.25
Diluted earnings per share, excluding special items(1)	$1.41	$1.66	$1.93	$2.75
EBITDA(1)	$110.1	$109.8	$277.0	$277.8
Adjusted EBITDA(1)	$106.8	$113.7	$273.3	$286.5

(1)
Adjusted operating earnings; adjusted operating margin; net earnings, excluding special items; diluted earnings per share, excluding special items; EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
Salt segment fourth-quarter 2018 revenue increased 9 percent to $284.1 million from $260.7 million in the fourth quarter of 2017. This improvement was primarily due to the year-over-year average price increases achieved during the North American highway deicing bid season. For the full year, Salt segment revenue grew 12 percent to $858.1 million from $769.2 million in 2017 as a return to more typical winter weather in the first half of 2018 resulted in a 10 percent increase in sales volumes.

Fourth-quarter 2018 Salt segment operating earnings declined 4 percent, or $2.4 million, from 2017 results as increased salt costs and lower sales volumes more than offset the benefit of increased pricing. Cost pressures in the quarter primarily stemmed from the impact of lower production levels at the company’s Goderich mine, which were due to an 11-week strike and the slower than anticipated ramp-up of continuous mining and haulage at the mine. Goderich strike-related impacts in the fourth quarter of 2018 totaled approximately $15 million.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

For the full year, the Salt segment generated $115.7 million in operating earnings compared to $138.0 million in 2017, while operating margins declined 4.4 percentage points to 13.5 percent. Strike-related impacts at the Goderich mine contributed approximately $30 million to the decline in operating earnings.

Winter Weather Effect
Forty-five winter weather events were reported in the 2018 fourth quarter in the 11 cities the company tracks, which was in-line with the 10-year average of 45.3. Almost 70 percent of these winter weather events occurred in November when temperatures are generally warmer and less deicing salt is needed. The company estimates these variations from average winter weather had a negative impact on fourth-quarter 2018 Salt segment sales and earnings.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended December 31,		Calendar year(1)
	2018	2017	2018	2017
Favorable (unfavorable) to average weather: Sales	($16) to ($18)	($20) to ($25)	Negligible	($50) to ($60)
Operating earnings	($6) to ($8)	($6) to ($10)	Negligible	($20) to ($25)

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION BUSINESS SUMMARY
Strong demand in the fourth quarter of 2018 from customers in North America for sulfate of potash (SOP) supported increased sales volumes and revenue in North America, while in Brazil, sales volumes were slightly ahead of last year's elevated results due to the late start of the 2017 planting season. Full-year 2018 year-over-year revenue growth in both segments demonstrate the value of Compass Minerals’ specialty plant nutrition portfolio.

Plant Nutrition North America segment revenue increased 24 percent to $86.8 million compared to $70.0 million in the fourth quarter of 2017 as a result of strong SOP demand pushing sales volumes up 25 percent versus prior year. For the full year of 2018, the Plant Nutrition North America segment generated $233.2 million in revenue, which was 11 percent above prior-year results driven by increased sales volumes at stable pricing.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Fourth-quarter 2018 operating earnings for the Plant Nutrition North America segment totaled $13.9 million, up 36 percent from prior year due to strong sales volume growth. As a percent of sales, Plant Nutrition North America operating margin expanded to 16.0 percent from 14.6 percent in the fourth quarter of 2017. Full-year 2018 operating earnings declined $2.4 million, or 9 percent, to $25.3 million. A step-up in depreciation in 2018 related to investments at the company’s Ogden, Utah, SOP facility drove the lower results.

The Plant Nutrition South America segment generated $113.2 million in revenue in the fourth quarter of 2018 compared to $124.4 million in the prior-year quarter. In local currency, the segment generated revenue growth from improved average selling prices and a modest increase in sales volumes. Full-year 2018 revenue for the Plant Nutrition South America segment of $391.8 million was $16.8 million above prior-year results. Robust local currency results were primarily driven by a combination of strong demand for high-value, innovative specialty plant nutrients and attractive grower economics.

The Plant Nutrition South America segment generated operating earnings of $16.0 million in the fourth quarter of 2018, compared to $25.1 million in the fourth quarter of 2017. In local currency, fourth-quarter 2018 results declined primarily due to a less favorable product sales mix compared to the prior year. Full-year operating earnings for the Plant Nutrition South America segment totaled $48.7 million, which was $0.4 million below prior year. In local currency, strong price improvements and volume increases drove healthy year-over-year growth in operating earnings.

Year-over-year changes in the weighted average exchange rate of the Brazilian Real to the U.S. dollar negatively impacted the translation of our Plant Nutrition South America fourth-quarter 2018 results by 20 percent and by 16 percent for the full year.

OTHER FINANCIAL HIGHLIGHTS
Tax expense in the fourth quarter of 2018 was $7.8 million compared to $67.7 million in the fourth quarter of 2017. The 2018 tax expense included a net one-time benefit of $6.8 million compared to a one-time tax expense of $46.8 million in the fourth-quarter of 2017. Details of these items can be found in the tables at the end of this press release.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Selling, general and administrative (SG&A) expenses for the fourth-quarter of 2018 rose $2.7 million from 2017 results due to a $5.1 million charge related to CEO transition costs which was partially offset by spending control efforts. For the full year, SG&A declined 2 percent from 2017 results and 5 percent when excluding CEO transition costs.

Other income in the 2018 fourth-quarter totaled $8.4 million, compared to other expense of $3.9 million in the prior year. The year-over-year change was primarily related to foreign exchange gains in the current period.

Cash flow from operations for the full year of 2018 totaled $191 million which was 30 percent above prior year results. This improvement was driven by improvements in working capital.

OUTLOOK
“Our company is poised to benefit from good market conditions for both our Salt and Plant Nutrition businesses,” said Grant. “We expect to achieve earnings growth in our Salt business driven by a return to better operating rates at our Goderich mine, as well as strong commercial execution. In North America, we are seeing positive indications for continued growth in SOP as well as more attractive market conditions for other specialty plant nutrients. In Brazil, we continue to focus on expanding our direct-to-grower sales channel, and as global agriculture prices improve, we expect our customers will increase their spending on specialty nutrients. In our Plant Nutrition business, our operations are running well and achieving planned efficiencies. Given these factors, we currently expect to deliver significant EBITDA growth in 2019, as well as in 2020 as we realize more benefits from our stabilized Salt operations.”

Below is a table summarizing Compass Minerals’ first half and full-year expectations for key financial metrics. The company expects Salt segment earnings to be limited in the first quarter of 2019 by a year-over-year decline in North American highway deicing commitment volumes and continued cost pressures. These factors, combined with negative foreign exchange impacts on translated results for the Plant Nutrition South America segment, are expected to result in first-quarter consolidated EBITDA between $40 million and $50 million.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

2019 OUTLOOK FULL YEAR EBITDA: $310 million to $350 million
	1H19	FY19
Salt Segment
Volume		10 million to 10.5 million tons
Revenue	$350 million to $380 million
EBITDA	$65 million to $80 million
Plant Nutrition North America Segment
Volume		350,000 to 400,000 tons
Revenue	$100 million to $115 million
EBITDA	$30 million to $40 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$150 million to $170 million
EBITDA	$10 million to $20 million
Corporate
Corporate and other expense (excluding depreciation)		$50 million to $55 million
Interest expense		$65 million to $67 million
Depreciation, depletion and amortization		$140 million to $145 million
Capital expenditures		$95 million to $105 million
Effective tax rate		27% to 28%
Note on Outlook: The company has determined that full-year EBITDA guidance is the most relevant earnings metric to provide as it aligns more closely with how the company manages its businesses. As a result, the company will no longer be providing earnings per share guidance ranges.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Feb. 12, at 10:00 a.m. ET. To access the conference call, please visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 7363222. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website.

An updated summary of the company’s performance is included in a presentation available in the Investor Relations section of the company’s website at www.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

specialty plant nutrition minerals that improve the quality and yield of crops. The company operates 22 production facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Director of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to generate cash, drive results, generate earnings growth, achieve better operating rates, strong commercial execution and efficiencies, continue SOP growth, expand sales channels, deliver EBITDA growth and realize benefits from operations; market conditions; prices, customer spending; commitment volumes; cost pressures; foreign exchange impacts; and the company’s outlook for the first quarter of 2019, first half of 2019 and the full year of 2019, including its expectations regarding earnings, EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,”“anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost-saving initiatives, and (vi) the effects of changes in the company’s management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Special Items Impacting the Three and Twelve Months ended December 31, 2018 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
CEO transition costs(1)	Corporate & other	SG&A	$(5.1)	$1.3	$(3.8)	$(0.11)
Tax on repatriated monies	Corporate & other	Income tax expense	(3.4)	—	(3.4)	(0.10)
Tax benefit of releasing certain deferred tax asset valuation allowances	Corporate & other	Income tax expense	7.2	—	7.2	0.21
Net impact of new U.S. tax law on 2017	Corporate & other	Income tax expense	3.0	—	3.0	0.09
Totals			$1.7	$1.3	$3.0	$0.09
(1) The company incurred certain severance costs related to the transition of Mr. Malecha from his role as Chief Executive Officer and the appointment of Mr. Grant to Interim Chief Executive Officer. These costs related primarily to separation payments and benefits, including the accelerated vesting of certain equity awards.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Special Items Impacting the Three Months ended December 31, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
One-time expense from U.S. & Canadian tax settlement	Corporate & other	Income tax expense	$(13.8)	$—	$(13.8)	$(0.41)
Net estimated impact of new U.S. tax law(1)	Corporate & other	Income tax expense	(46.8)	—	(46.8)	(1.38)
Totals			$(60.6)	$—	$(60.6)	$(1.79)

(1)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this new tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017.

Special Items Impacting the Twelve Months ended December 31, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
One-time expense from U.S. & Canadian tax settlement	Corporate & other	Income tax expense	$(13.8)	$—	$(13.8)	$(0.41)
Net estimated impact of new U.S. tax law(1)	Corporate & other	Income tax expense	(46.8)	—	(46.8)	(1.38)
Tax benefit of releasing certain deferred tax asset valuation allowances	Corporate & other	Income tax expense	13.0	—	13.0	0.38
Restructuring charges	Corporate & other	SG&A	(1.1)	0.4	(0.7)	(0.02)
Restructuring charges	Salt	COGS and SG&A	(2.0)	0.7	(1.3)	(0.04)
Restructuring charges	Plant Nutrition North America	COGS and SG&A	(1.2)	0.2	(1.0)	(0.03)
Totals			$(51.9)	$1.3	$(50.6)	$(1.50)

(1)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Operating earnings	$68.3	$80.4	$130.3	$159.2
CEO transition costs(1)	5.1	—	5.1	—
Restructuring charges	—	—	—	4.3
Adjusted operating earnings	$73.4	$80.4	$135.4	$163.5
Sales	486.5	457.9	1,493.6	1,364.4
Adjusted operating margin	15.1%	17.6%	9.1%	12.0%
(1) The company incurred certain severance costs related to the transition of Mr. Malecha from his role as Chief Executive Officer and the appointment of Mr. Grant to Interim Chief Executive Officer. These costs related primarily to separation payments and benefits, including the accelerated vesting of certain equity awards.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Net Earnings, Excluding Special Items (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net earnings (loss)	$51.0	$(4.4)	$68.8	$42.7
CEO transition costs, net of tax(1)	3.8	—	3.8	—
One-time expense from U.S. & Canadian tax settlement	—	13.8	—	13.8
Net impact of new U.S. tax law on 2017(2)	(3.0)	46.8	(3.0)	46.8
Tax benefit of releasing certain deferred tax asset valuation allowances	(7.2)	—	(7.2)	(13.0)
Tax on repatriated monies	3.4	—	3.4	—
Restructuring charges, net of tax	—	—	—	3.0
Net earnings, excluding special items	$48.0	$56.2	$65.8	$93.3
(1) The company incurred certain severance costs related to the transition of Mr. Malecha from his role as Chief Executive Officer and the appointment of Mr. Grant to Interim Chief Executive Officer. These costs related primarily to separation payments and benefits, including the accelerated vesting of certain equity awards.

(2)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017. In the fourth quarter of 2018, the company finalized the impact of this tax legislation on its 2017 results.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net earnings (loss)	$51.0	$(4.4)	$68.8	$42.7
Interest expense	18.0	13.4	62.5	52.9
Income tax expense	7.8	67.7	8.8	60.0
Depreciation, depletion and amortization	33.3	33.1	136.9	122.2
EBITDA	$110.1	$109.8	$277.0	$277.8
Adjustments to EBITDA:
Restructuring charges	—	—	—	4.3
CEO transition costs(1)	5.1	—	5.1	—
Other (income) expense, net (2)	(8.4)	3.9	(8.8)	4.4
Adjusted EBITDA	$106.8	$113.7	$273.3	$286.5

(1)
The company incurred certain severance costs related to the transition of Mr. Malecha from his role as Chief Executive Officer and the appointment of Mr. Grant to Interim Chief Executive Officer. These costs related primarily to separation payments and benefits, including the accelerated vesting of certain equity awards.

(2)	Primarily includes interest income and foreign exchange gains and losses.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Salt Segment Performance (dollars in millions, except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$284.1	$260.7	$858.1	$769.2
Operating earnings	$57.0	$59.4	$115.7	$138.0
Operating margin	20.1%	22.8%	13.5%	17.9%
Adjusted operating earnings(1)	$57.0	$59.4	$115.7	$140.0
Adjusted operating margin(1)	20.1%	22.8%	13.5%	18.2%
EBITDA(1)	$70.7	$75.3	$171.9	$193.0
EBITDA(1) margin	24.9%	28.9%	20.0%	25.1%
Adjusted EBITDA(1)	$70.7	$75.3	$171.9	$195.0
Adjusted EBITDA(1) margin	24.9%	28.9%	20.0%	25.4%
Sales volumes (in thousands of tons):
Highway deicing	2,832	2,969	9,597	8,565
Consumer and industrial	651	623	2,030	2,035
Total salt	3,483	3,592	11,627	10,600
Average sales prices (per ton):
Highway deicing	$60.76	$53.25	$55.44	$53.13
Consumer and industrial	$172.08	$164.55	$160.65	$154.34
Total salt	$81.57	$72.57	$73.80	$72.56

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$57.0	$59.4	$115.7	$138.0
Restructuring charges	—	—	—	2.0
Segment adjusted operating earnings	$57.0	$59.4	$115.7	$140.0
Segment sales	284.1	260.7	858.1	769.2
Segment adjusted operating margin	20.1%	22.8%	13.5%	18.2%

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$57.0	$59.4	$115.7	$138.0
Depreciation, depletion and amortization	13.7	15.9	56.2	55.0
Segment EBITDA	$70.7	$75.3	$171.9	$193.0
Restructuring charges	—	—	—	2.0
Segment adjusted EBITDA	$70.7	$75.3	$171.9	$195.0
Segment sales	284.1	260.7	858.1	769.2
Segment adjusted EBITDA margin	24.9%	28.9%	20.0%	25.4%

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$86.8	$70.0	$233.2	$210.0
Operating earnings	$13.9	$10.2	$25.3	$27.7
Operating margin	16.0%	14.6%	10.8%	13.2%
Adjusted operating earnings(1)	$13.9	$10.2	$25.3	$28.9
Adjusted operating(1) margin	16.0%	14.6%	10.8%	13.8%
EBITDA(1)	$25.4	$20.4	$73.9	$64.6
EBITDA(1) margin	29.3%	29.1%	31.7%	30.8%
Adjusted EBITDA(1)	$25.4	$20.4	$73.9	$65.8
Adjusted EBITDA(1) margin	29.3%	29.1%	31.7%	31.3%
Sales volumes (in thousands of tons)	131	105	362	327
Average sales price (per ton)	$662	$666	$645	$642

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Reconciliation for Plant Nutrition North America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$13.9	$10.2	$25.3	$27.7
Restructuring charges	—	—	—	1.2
Segment adjusted operating earnings	$13.9	$10.2	$25.3	$28.9
Segment sales	86.8	70.0	233.2	210.0
Segment adjusted operating margin	16.0%	14.6%	10.8%	13.8%

Reconciliation for Plant Nutrition North America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$13.9	$10.2	$25.3	$27.7
Depreciation, depletion and amortization	11.5	10.2	48.6	36.9
Segment EBITDA	$25.4	$20.4	$73.9	$64.6
Restructuring charges	—	—	—	1.2
Segment adjusted EBITDA	$25.4	$20.4	$73.9	$65.8
Segment sales	86.8	70.0	233.2	210.0
Segment adjusted EBITDA margin	29.3%	29.1%	31.7%	31.3%

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$113.2	$124.4	$391.8	$375.0
Operating earnings	$16.0	$25.1	$48.7	$49.1
Operating margin	14.1%	20.2%	12.4%	13.1%
EBITDA(1)	$21.8	$29.7	$71.9	$72.5
EBITDA(1) margin	19.3%	23.9%	18.4%	19.3%
Sales volumes (in thousands of tons)
Agriculture	130	130	461	432
Chemical solutions	78	75	300	289
Total sales volumes	208	205	761	721
Average sales prices (per ton):
Agriculture	$700	$753	$644	$632
Chemical Solutions	$283	$347	$316	$351
Total Plant Nutrition South America	$543	$605	$515	$520

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$16.0	$25.1	$48.7	$49.1
Depreciation, depletion and amortization	5.7	4.4	22.2	22.6
Earnings in equity method investee	0.1	0.2	1.0	0.8
Segment EBITDA	$21.8	$29.7	$71.9	$72.5
Segment sales	113.2	124.4	391.8	375.0
Segment EBITDA margin	19.3%	23.9%	18.4%	19.3%

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$486.5	$457.9	$1,493.6	$1,364.4
Shipping and handling cost	98.2	87.7	320.0	267.5
Product cost	273.7	246.2	879.7	770.3
Gross profit	114.6	124.0	293.9	326.6
Selling, general and administrative expenses	46.3	43.6	163.6	167.4
Operating earnings	68.3	80.4	130.3	159.2
Other expense/(income):
Interest expense	18.0	13.4	62.5	52.9
Net earnings from equity investee	(0.1)	(0.2)	(1.0)	(0.8)
Other, net	(8.4)	3.9	(8.8)	4.4
Earnings before income taxes	58.8	63.3	77.6	102.7
Income tax expense	7.8	67.7	8.8	60.0
Net earnings (loss)	$51.0	$(4.4)	$68.8	$42.7
Basic net earnings (loss) per common share	$1.50	$(0.13)	$2.02	$1.25
Diluted net earnings (loss) per common share	$1.50	$(0.13)	$2.02	$1.25
Cash dividends per share	$0.72	$0.72	$2.88	$2.88
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,853	33,828	33,848	33,819
Diluted	33,853	33,828	33,848	33,820

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 195,000 and 186,000 weighted participating securities for the three and 12 months ended December 31, 2018, respectively, and 168,000 and 166,000 weighted participating securities for the three and 12 months ended December 31, 2017, respectively.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$27.0	$36.6
Receivables, net	311.6	344.5
Inventories	266.6	289.9
Other current assets	116.0	66.5
Property, plant and equipment, net	1,052.0	1,138.1
Intangible and other noncurrent assets	594.7	695.4
Total assets	$2,367.9	$2,571.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$43.5	$32.1
Other current liabilities	239.8	235.9
Long-term debt, net of current portion	1,321.2	1,330.4
Deferred income taxes and other noncurrent liabilities	223.2	278.0
Total stockholders' equity	540.2	694.6
Total liabilities and stockholders' equity	$2,367.9	$2,571.0

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	December 31,
	2018	2017
Net cash provided by operating activities	$190.7	$146.9

Cash flows from investing activities:
Capital expenditures	(96.8)	(114.1)
Other, net	(2.8)	(4.9)

Net cash used in investing activities	(99.6)	(119.0)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	457.4	295.8
Principal payments on revolving credit facility borrowings	(429.1)	(232.0)
Proceeds from the issuance of long-term debt	54.3	98.7
Principal payments on long-term debt	(68.1)	(123.8)
Dividends paid	(97.7)	(97.5)
Acquisition-related contingent consideration payment	—	(14.7)
Premium and other payments to refinance debt	—	(0.2)
Deferred financing costs	(1.7)	(0.7)
Proceeds received from stock option exercises	—	0.3
Other	(1.0)	0.7

Net cash used in financing activities	(85.9)	(73.4)
Effect of exchange rate changes on cash and cash equivalents	(14.8)	4.7
Net change in cash and cash equivalents	(9.6)	(40.8)
Cash and cash equivalents, beginning of the year	36.6	77.4

Cash and cash equivalents, end of period	$27.0	$36.6

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three months ended December 31, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$284.1	$86.8	$113.2	$2.4	$486.5
Intersegment sales	—	2.1	0.8	(2.9)	—
Shipping and handling cost	82.3	11.4	4.5	—	98.2
Operating earnings (loss)(2)	57.0	13.9	16.0	(18.6)	68.3
Depreciation, depletion and amortization	13.7	11.5	5.7	2.4	33.3
Total assets	948.9	589.3	709.9	119.8	2,367.9

Three months ended December 31, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$260.7	$70.0	$124.4	$2.8	$457.9
Intersegment sales	—	2.1	—	(2.1)	—
Shipping and handling cost	73.0	9.7	5.0	—	87.7
Operating earnings (loss)	59.4	10.2	25.1	(14.3)	80.4
Depreciation, depletion and amortization	15.9	10.2	4.4	2.6	33.1
Total assets	1,030.6	601.1	808.0	131.3	2,571.0

Twelve months ended December 31, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$858.1	$233.2	$391.8	$10.5	$1,493.6
Intersegment sales	—	5.6	3.4	(9.0)	—
Shipping and handling cost	272.4	29.0	18.6	—	320.0
Operating earnings (loss)(2)	115.7	25.3	48.7	(59.4)	130.3
Depreciation, depletion and amortization	56.2	48.6	22.2	9.9	136.9

Twelve months ended December 31, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$769.2	$210.0	$375.0	$10.2	$1,364.4
Intersegment sales	—	6.5	—	(6.5)	—
Shipping and handling cost	220.6	28.1	18.8	—	267.5
Operating earnings (loss)(2)	138.0	27.7	49.1	(55.6)	159.2
Depreciation, depletion and amortization	55.0	36.9	22.6	7.7	122.2

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.

(2)
Corporate operating results for the three and twelve months ended December 31, 2018 include CEO transition costs of $5.1 million. Operating results for the twelve months ended December 31, 2017 includes $4.3 million of restructuring charges.